Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED

BYLAWS

OF

XPRESSPA GROUP, INC.

(the “Corporation”)

Section 1.5 of Article I of the Amended and Restated Bylaws of the Corporation (the “Bylaws”), is hereby amended and restated in its entirety as follows:

“1.5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having one-third (33.33%) of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in section 1.6, until a quorum is present or represented.”